EXHIBIT 10.21










                                  April 8, 2005


Mr. Mark S. Berg

     Re:  Offer of Employment

Dear Mark:

     It is my pleasure to memorialize the terms of our offer for the position of EVP, General Counsel and Secretary in the Legal Department at Pioneer Natural Resources USA, Inc.

     This position will report to Scott Sheffield, Chairman & CEO and will include an initial base salary of $27,500.00 per month and an initial annual target bonus of 65 percent based on your individual performance, the Company meeting prescribed goals annually and approval by the Company's Board of Directors. In addition, you will be eligible for restricted shares equivalent to a value of $550,000. The bonus and restricted stock award will be based upon a full year and will not be prorated. You will receive 4 weeks vacation annually. The attached "Compensation/Benefits Package" covers the features of these programs in more detail and is considered a part of our employment offer.

     As a regular employee of Pioneer Natural Resources, you will be eligible for participation in the Company's group insurance and other employee benefit programs. As stated in the Company's Employee Handbook, the Company reserves the right to amend, modify, or discontinue specific employee benefits and personnel policies at any time, and your rights and benefits will be governed by the policies as they exist from time to time.

     In accepting this offer of employment, you will be accepting responsibility for protecting information proprietary to Pioneer Natural Resources and its affiliated entities and to use such information exclusively for Company purposes, and during your employment, you agree to forego any and all gainful employment which would in any way adversely impinge upon the business interest of Pioneer Natural Resources or your ability to perform your job.

     Your acceptance of this offer places you in the Company's regular employment status with the presumption that you will remain a Pioneer employee for an indefinite period. It must, however, be understood that you will be on an "employment at will" status, meaning that your employment by Pioneer may be terminated at any time by either you or the Company for no reason or any reason not prohibited by law.






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Offer of Employment                                               April 8, 2005
Page 2


     Please execute in the space below to indicate your agreement and acceptance of the terms of the offer outlined in this letter.

                                                     Sincerely,


                                                       /s/ Scott D. Sheffield
                                                     -------------------------
                                                     Scott Sheffield
                                                     Chairman & CEO


Accepted:

   /s/ Mark S. Berg
------------------------------
Mr. Mark S. Berg








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                          COMPENSATION/BENEFITS PACKAGE
                                Mr. Mark S. Berg

Title:                       EVP, General Counsel and Secretary

Base Salary:                 $330,000 per year

Annual Bonus:                Initial target bonus of 65 percent of base salary.

Long-term Incentive:         Eligible for  Annual  Restricted  Stock  subject to
                             Board approval, individual performance and share availability. Your Executive Officer position is currently eligible for Restricted Stock with a value of approximately $550,000 and subject to 3 year cliff vesting period. You will receive a full annual award for 2005 of 16,000 shares.

Retirement Plan:             401(k) Plan - Employee may  defer up to 30% pre-tax
                             and up to 20% post-tax.  Company match is $2 for $1
                             - up to 5% of base salary.

Non-Qualified Deferred
Compensation Plan:           Retirement  plan  on  a   pre-tax  basis   allowing
                             deferral of up to 25 percent of annual salary and 100% of bonus each year. The Company provides a matching contribution of up to 10% of base salary.

Club Membership:             Eligible for fees  related to initiation,  dues and
                             membership.

Vacation:                    4 weeks annually

Health Insurance:            Medical/Dental/Prescription  coverage  -   Employee
                             pays $22 per month for employee coverage and the employee pays portion of dependent cost.

Life Insurance:              Company pays for 2x base  salary life insurance and
                             2x   base  salary  AD&D  insurance.   Company  also
                             provides business travel life insurance.

Long Term Disability:        Company pays premium for disability insurance that
                             provides 60% income replacement.

Holidays:                    Nine  (9)  scheduled  holidays  plus  one  floating
                             holiday.

Additional Company Paid
Benefits:                    Short-term   Disability,   Sick   Leave,    Tuition
                             Reimbursement

Relocation Package:          Per Company  policy (existing employee policy). You
                             will  not  be   required  to  reimburse  relocation
                             benefits  under   the   policy  as  a   result   of
                             termination of your employment where you would be entitled to severance payments from the Company.




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Change In Control and
Severance Agreement:         2.99 X base  salary and  bonus in  the event of CIC
                             followed  by  termination  within one  year of CIC.
                             Form of  agreement  is being  reviewed by Board for
                             approval, but you will be entitled to the same form
                             of CIC and severance  agreement as other  similarly
                             situated   executive   officers   serving  on   the
                             Management Committee.



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